UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __________)

Filed by the Registrant                                                                           ☒

Filed by a Party other than the Registrant                                          ☐

Check the appropriate box:

☐           Preliminary Proxy Statement
☐           Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material pursuant to Rule 14a-12

                    FIRST MID-ILLINOIS BANCSHARES, INC.

 (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement; if other than the Registrant)

Payment of filing fee (check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                (4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount Previously Paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

                                                           March 31, 2008

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of First Mid-Illinois Bancshares, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc. to be held at 4:00 p.m. on April 30, 2008, in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement discuss the business to be conducted at the meeting.  We have also enclosed a copy of the Company's 2007 annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year.  At the meeting, we will report on Company operations and the outlook for the year ahead.  Directors and officers of the Company, as well as a representative of BKD, LLP, the Company's independent auditors, will be present to respond to any appropriate questions stockholders may have.

I encourage you to attend the meeting in person.  Whether or not you plan to attend the meeting, please act promptly to vote your shares.  You may vote your shares by completing, signing and dating the enclosed proxy card and returning it in the accompanying postage paid envelope provided.  You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card.  If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.  This will ensure that your shares are represented at the meeting.  If you have any questions concerning these matters, please contact me at (217) 258-0415 or Lee Ann Perry, Manager of Shareholder Services, at (217) 258-0493.  We look forward with pleasure to seeing and visiting with you at the meeting.

Very truly yours,
FIRST MID-ILLINOIS BANCSHARES, INC.

William S. Rowland
Chairman and Chief Executive Officer

1515 Charleston Avenue  •  P.O. Box 499  •   Mattoon, IL 61938  •  Phone: (217) 258-0493

Notice of
Annual Meeting of Stockholders
To be held April 30, 2008

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue, P.O. Box 499
Mattoon, Illinois 61938
(217) 258-0493

NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc. (the “Company”) will be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, April 30, 2008 at 4:00 p.m. local time.

The meeting is for the purpose of considering and acting upon:

1.	The election of three directors of the Company; and
2.	Such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on March 10, 2008 as the record date for the determination of the stockholders entitled to vote at the meeting and any adjournments thereof.

You are requested to act promptly to vote your shares by completing, signing and returning the enclosed proxy card in the enclosed return envelope or by telephone or through the Internet by following the instructions set forth on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

William S. Rowland
Chairman and Chief Executive Officer

Mattoon, Illinois
March 31, 2008

Proxy Statement

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid-Illinois Bancshares, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders to be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, April 30, 2008 at 4:00 p.m. local time.  The Board of Directors would like to have all stockholders represented at the meeting.  Please complete, sign and return your proxy card in the enclosed return envelope, telephone the toll-free number listed on your proxy card, or use the Internet site listed on your proxy card.

The accompanying Notice of Annual Meeting, this Proxy Statement and the proxy card are first being mailed to stockholders on or about March 31, 2008.  The Company's annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, are also enclosed.

The Company is a diversified financial services company which serves the financial needs of central Illinois.  The Company owns all the outstanding capital stock of First Mid-Illinois Bank & Trust, N.A., a national banking association (the "Bank"), with offices in Mattoon, Charleston, Effingham, Altamont, Neoga, Sullivan, Arcola, Taylorville, Tuscola, Monticello, Urbana, Decatur, Highland, Pocahontas, Champaign, Maryville, Mansfield, Mahomet, and Weldon, Illinois; Mid-Illinois Data Services, Inc., a data processing company ("Data Services");  and The Checkley Agency, Inc., an insurance agency ("Checkley").

Only holders of record of the Company's Common Stock at the close of business on March 10, 2008 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting.  On the Record Date, the Company had 6,269,554 shares of Common Stock issued and outstanding.  In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

You may revoke your proxy at any time before it is voted.  Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof.  You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy, by voting by telephone or through the Internet on a later date, or by attending the annual meeting and voting in person.  Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein.  Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

A quorum of stockholders is necessary to take action at the annual meeting.  The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum.  Votes cast by proxy or in person at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present.  The inspector of election will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.  "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company.  Proxies are being solicited principally by mail, telephone and e-mail.  In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter.  The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of February 1, 2008, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Common Stock Outstanding
Principal Stockholders

David R. Hodgman c/o Schiff Hardin LLP 6600 Sears Tower Chicago, Illinois 60606	383,948 (3)	6.1%

Richard Anthony Lumpkin 121 South 17th Street Mattoon, Illinois 61938	578,353(4)	9.2%

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Common Stock Outstanding

Director Nominees, Directors and Named Executive Officers:

Charles A. Adams 1020 North 13th Street Mattoon, Illinois 61938	588,884 (5)	9.4% (19)

Kenneth R. Diepholz	59,037 (6)	* % (19)

Joseph R. Dively	8,860 (7)	* % (19)

Steven L. Grissom 121 South 17th Street Mattoon, Illinois 61938	437,049 (8)	6.9% (19)

Daniel E. Marvin, Jr.	112,897 (9)	1.8% (19)

Gary W. Melvin	301,094 (10)	4.8% (19)

Sara Jane Preston	25,243 (11)	* % (19)

William S. Rowland	157,621 (12)	2.5% (19)

Ray Anthony Sparks	283,336 (13)	4.5% (19)

Michael L. Taylor	21,454 (14)	* % (19)

John W. Hedges	43,498 (15)	* % (19)

Charles A. LeFebvre	0 (16)	* % (19)

Laurel G. Allenbaugh	10,005 (17)	* % (19)

All director nominees, directors and executive officers as a group (13 persons)	2,048,978 (18)	31.3% (20)

(1)	Addresses are provided for those beneficial owners owning more than 5% of the Company’s Common Stock.

(2)
Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power.  The information contained in this column is based upon information furnished to the Company by the persons named above.

(3)
The above amount includes 191,974 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 191,974 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990, over which Mr. Hodgman has shared voting and investment power.  Mr. Hodgman, who serves as co-trustee of the aforementioned trusts, disclaims beneficial ownership of the foregoing 383,948 shares held by these trusts.

(4)
The above amount includes 70,911 shares held by Mr. Lumpkin individually.  The above amount also includes 100,483 shares held by SKL Investment Group, of which Mr. Lumpkin has shared voting and investment power, and of which beneficial ownership is disclaimed; 124,967 shares held by The Lumpkin Family Foundation, of which Mr. Lumpkin serves as a trustee and has shared voting and investment power, and of which beneficial ownership is disclaimed; 279,806 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Richard Anthony Lumpkin, under which Mr. Lumpkin has sole voting and investment power; and 2,186 shares held for the account of Mr. Lumpkin under the Company’s Deferred Compensation Plan.

(5)
The above amount includes 130,543 shares held by Mr. Adams individually.  The above amount also includes 395,333 shares of Common Stock held by a corporation which Mr. Adams is deemed to control; 4,000 shares held by the Howell-Adams Foundation over which Mr. Adams has shared voting and investment power; 8,113 shares held by Mr. Adams' spouse, over which shares Mr. Adams has no voting and investment power; 47,520 shares held for the account of Mr. Adams under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock.

(6)
The above amount includes 19,882 shares held by Mr. Diepholz individually.  The above amount also includes 22,842 shares held for the account of Mr. Diepholz under an Individual Retirement Account; and options to purchase 16,313 shares of Common Stock.

(7)
The above amount includes 2,802 shares held by Mr. Dively individually; 2,683 shares held for the account of Mr. Dively under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of common stock.

(8)
The above amount includes 29,992 shares held by Mr. Grissom individually; and 9,213 shares held jointly with his spouse.  The above amount also includes 191,974 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 191,974 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990, over which Mr. Grissom has shared voting and investment power.  Mr. Grissom, who serves as co-trustee of the aforementioned trusts, disclaims beneficial ownership of the foregoing 383,948 shares held by these trusts.  The above amount also includes 958 shares held for the account of Mr. Grissom under the Company’s Deferred Compensation Plan; and options to purchase 12,938 shares of Common Stock.

(9)
The above amount includes 39,036 shares held by Mr. Marvin individually.  The above amount also includes 29,625 shares held by Mr. Marvin's spouse, over which shares Mr. Marvin has no voting or investment power and of which Mr. Marvin disclaims beneficial ownership; 4,604 shares held by Mr. Marvin's grandchildren, over which Mr. Marvin has shared voting and investment power; 14,250 shares held for the account of Mr. Marvin under an Individual Retirement Account; 10,757 shares held for the account of Mr. Marvin under the Company’s Deferred Compensation Plan; and options to purchase 14,625 shares of Common Stock.

(10)
The above amount includes 247,302 shares held by Mr. Melvin individually.  The above amount also includes 37,480 shares held for the account of Mr. Melvin under the Company’s Deferred Compensation Plan and options to purchase 16,312 shares of Common Stock.

(11)
The above amount includes 8,324 shares held by Ms. Preston individually.  The above amount also includes 5,669 shares held for the account of Ms. Preston under the Company’s Deferred Compensation Plan and options to purchase 11,250 shares of Common Stock.

(12)
The above amount includes 14,470 shares held by Mr. Rowland individually.  The above amount also includes 24,844 shares for the account of Mr. Rowland under an Individual Retirement Account; 8,510 shares held for the account of Mr. Rowland under the Company’s 401(k) Plan; 6,297 shares held for the account of Mr. Rowland under the Company’s Deferred Compensation Plan; and options to purchase 103,500 shares of Common Stock.

(13)
The above amount includes 145,232 held by Mr. Sparks individually. The above amount also includes 86,523 shares held by Sparks Investment Group, LP, and 18,880 shares held by the Sparks Foundation over which Mr. Sparks shares voting and investment power; 8,595 shares held by Mr. Sparks' spouse, over which shares Mr. Sparks has no voting and investment power; 1,822 shares by Mr. Sparks’ child, over which Mr. Sparks has shared voting and investment power; 18,909 shares held for the account of Mr. Sparks under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock.

(14)	The above amount includes 1,205 shares held for the account of Mr. Taylor under the Company’s 401(k) Plan and options to purchase 20,249 shares of Common Stock.

(15)
The above amount includes 225 shares held by Mr. Hedges individually and 337 shares held jointly with his spouse.  The above amount also includes 1,374 shares held for the account of Mr. Hedges under the Company’s 401(k) Plan; 4,578 shares held for the account of Mr. Hedges under the Company’s Deferred Compensation Plan; and options to purchase 36,984 shares of Common Stock.

(16)	Mr. LeFebvre joined the Company in April 2007 and currently holds no beneficially owned shares individually or in any of the Company’s plans.

(17)	The above amount includes 1,569 shares held for the account of Ms. Allenbaugh under the Company’s 401(k) Plan and options to purchase 8,436 shares of Common Stock.

(18)	Includes an aggregate of 250,733 shares obtainable upon the exercise of options.

(19)	Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options by such individual which are exercisable within 60 days.

(20)	Percentage is calculated on a diluted basis, assuming the exercise of all stock options which are exercisable within 60 days by individuals included in the above table.

*              Less than 1%.

As of February 1, 2008, the Bank acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 213,798 shares or 3.4% of the outstanding Common Stock of the Company, over which the Bank has sole voting and investment power with respect to 184,423 shares or 2.9% of the outstanding Common Stock and shared voting and investment power with respect to 29,375 shares or .5% of the outstanding Common Stock.

PROPOSAL I - ELECTION OF DIRECTORS

The directors of the Company are divided into Classes I, II and III having staggered terms of three years.  For this year's annual stockholders meeting, the Board of Directors has nominated for election as Class I directors, for a term expiring in 2011, Kenneth R. Diepholz, Steven L. Grissom, and Gary W. Melvin. Messrs. Diepholz, Grissom and Melvin have served as directors of the Company since 1990, 2000 and 1990, respectively. The three individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class I directors for a three-year term.  Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals.  The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation and the year he or she first became a director of the Company.  Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

Name	Age at March 31, 2008	Principal Occupation	Year First Became Director	Year Term Expires

DIRECTOR NOMINEES
Kenneth R. Diepholz	69	Director of the Bank (since 1984) and of the Company; Vice President, Ken Diepholz Chevrolet, Inc., an automobile dealership (since 2000); Vice President, Diepholz Auto Group, an automobile dealer group (since 2003); Owner, Diepholz Rentals, a renter of apartments and commercial real estate property.	1990	2008
Steven L. Grissom	55	Director of the Bank and the Company (since 2000); Treasurer and Secretary of Consolidated Communications Holdings, Inc., and its predecessors, a telecommunications holding company (2003-2006); Treasurer of Illinois Consolidated Telephone Company, a local telecommunications provider (until 2006); Secretary of Illinois Consolidated Telephone Company, a local telecommunications provider (2003-2006); Administrative Officer of SKL Investment Group, LLC, a private investment company (since 1997).	2000	2008
Gary W. Melvin	59	Director of the Bank (since 1984) and of the Company; Director of Data Services (since 1987); President and Co-Owner, Rural King Farm & Home Supplies stores, a retail farm and home supply store chain.	1990	2008
The Board of Directors recommends a vote "FOR" the election of Directors Diepholz, Grissom and Melvin for a term of three years.
DIRECTORS CONTINUING IN OFFICE
Joseph R. Dively	48	Director of the Bank and the Company (since 2004); Senior Vice President of Consolidated Communications Holdings, Inc., a telecommunications holding company, and President of Illinois Telephone Operations, a local telecommunications provider (since 2003); Vice President of Illinois Consolidated Telephone Company, a local telecommunications provider (until 2002).	2004	2009
Sara Jane Preston	67	Director of the Bank (since 1999) and of the Company; Director of Checkley (since 2002); retired President and CEO of Charleston National Bank and the southern Illinois lending operations of its successor organizations (Boatmen’s National Bank, NationsBank and BankAmerica).	2000	2009
William S. Rowland	61	Chairman, President, Chief Executive Officer and Director of the Company (since 1999); Executive Vice President (1997-1999), Treasurer and Chief Financial Officer (1989-1999) of the Company; Director of Data Services (since 1989); Director (since 1999), Chairman (since 1999), and Executive Vice President (1989-1999) of the Bank; Director of Checkley (since 2002).	1991	2009
Charles A. Adams	66	Director of the Bank (since 1989) and of the Company, Director of Data Services (since 1987); Director of Checkley (since 2002); President, Howell Paving, Inc., a road construction company (since 2000).	1984	2010

Name	Age at March 31, 2008	Principal Occupation	Year First Became Director	Year Term Expires
Daniel E. Marvin, Jr.	69	President Emeritus, Eastern Illinois University, a public university (since 2002); Chairman, President, Chief Executive Officer of the Company (1983-1999); Director (since 1980), Chairman (1983-1999), and President and Chief Executive Officer (1983-1997) of the Bank; Director of Data Services (1987-1992); Director of Checkley (since 2006).	1982	2010
Ray Anthony Sparks	51	Director of the Bank (since 1997) and of the Company; Director of Data Services (since 1996); Director of Checkley (since 2002); private investor (since 1997); former President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies (until 1997).	1994	2010
\

 CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board of Directors concluded that except for Mr. Rowland, the members of the Board of Directors satisfy the independence requirements of the New York Stock Exchange.  The Board of Directors has established an audit committee and a compensation committee.  The Board of Directors has concluded that all members of the audit committee satisfy the independence requirements of the New York Stock Exchange, as required by the charter of the audit committee.  The Board of Directors has also concluded that all current members of the compensation committee satisfy the independence requirements of the New York Stock Exchange.  The Board has also created other company-wide committees composed of officers of the Company and its subsidiaries.

A total of 12 regularly scheduled and special meetings were held by the Board of Directors during 2007.  During 2007, all directors attended at least 75 percent of the meetings of the Board and the committees on which they served.

NOMINATIONS FOR DIRECTOR

The Company does not maintain any standing nominating committee.  The entire Board performs the functions of a nominating committee, and considers and acts on all matters relating to the nomination of individuals for election as directors. The Board does not believe it needs a separate nominating committee because the Board has the time and resources to perform the function of selecting director nominees. Also, all but one of the directors satisfy the independence requirements of the New York Stock Exchange. When the Board performs its nominating function, the Board acts in accordance with the Company’s Certificate of Incorporation.

 In the consideration of director nominees, the Board of Directors considers, at a minimum, the following factors for new directors, or the continued service of existing directors: (1) the ability of the prospective nominee to represent the interests of the stockholders of the Company; (2) the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; (3) the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; and (4) the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

Any stockholder who wishes to recommend a director candidate for consideration by the Board should submit such recommendation in writing to the Board at the address set forth below under “Communications with Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as director.  Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria above.

NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

Any stockholder wishing to nominate an individual for election as a director at the Annual Meeting must comply with certain provisions in the Company's Certificate of Incorporation.  The Company's Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the Annual Meeting. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days or more than 60 days before a meeting at which directors are to be elected.  To be in proper form, each written nomination must set forth: (1) the name, age business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of the Company beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in the Company's Certificate of Incorporation relating to the nomination of an individual for election as a director.  For a copy of the Company's Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

AUDIT COMMITTEE

The members of the audit committee of the Company during the fiscal year ended December 31, 2007 were Messrs. Adams, Diepholz, Dively, Grissom, Marvin, Melvin and Sparks, and Ms. Preston.  The audit committee met 6 times in 2007.  The audit committee assists the Board of Directors with the review of the Company’s financial statements and the Company’s compliance with applicable legal and regulatory requirements.  Additionally, the audit committee appoints, and is directly responsible for the oversight of, the independent auditor, pre-approves all services performed for the Company by the independent auditor and oversees the Company’s internal audit function.  The audit committee may also retain independent legal, accounting or other advisors as it may deem necessary in order to carry out its duties.

The Board of Directors determined that each member of the audit committee satisfies the independence requirements of the New York Stock Exchange.  The Securities and Exchange Commission requires that boards of directors determine whether any audit committee member qualifies as an “audit committee financial expert.” The Board of Directors determined that Steven L. Grissom is an audit committee financial expert.

The audit committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on January 22, 2008.  A copy of the audit committee charter may be found on the Company’s website at www.firstmid.com. The audit committee will continue to review and reassess the charter from time to time but not less than annually.

COMPENSATION COMMITTEE

The current members of the compensation committee are Messrs. Adams, Diepholz, Dively, Grissom, Melvin and Sparks, and Ms. Preston.   The compensation committee met 3 times in 2007.  The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including reviewing and approving base salaries, conducting a review of executive officers’ salary, incentive compensation, retirement benefits and fringe benefits compared to other financial services companies in the region, and using its best judgment in determining that total executive compensation reflects the Company’s mission, strategy and performance. Additionally, a sub-committee of the compensation committee has responsibility for administering the stock incentive plans of the Company.  For information about the role of the compensation committee with respect to executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2007, Mr. Rowland served as a director of Coles Together, a not-for-profit economic development organization, and Mr. Grissom served as Chairman and a member of the compensation committee of Coles Together; Messrs. Hedges and Sparks served as directors, and Mr. Grissom served as President, of Mattoon Area Industrial Development Corporation, a not-for-profit industrial development corporation; and Messrs. Dively and Hedges served as directors and members of the compensation committee of Sarah Bush Lincoln Health Systems, a not-for-profit medical facility.  See also “Certain Relationships and Related Transactions.”

COMMUNICATIONS WITH DIRECTORS

Any stockholder may communicate with any director by sending written correspondence addressed to such director in care of the Secretary of the Company at First Mid-Illinois Bancshares, Inc., 1515 Charleston Avenue, Mattoon, Illinois 61938.  The Secretary or the designee thereof will forward such correspondence to the relevant director.

The Company expects directors to attend the annual meeting, absent scheduling or other similar conflicts.  All of the directors attended the annual meeting in 2007.

SECTION 16 - BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of reports on Forms 3, 4 and 5 and any amendments furnished to the Company under Section 16 of the Securities Exchange Act of 1934, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of these Forms were filed on a timely basis by reporting persons during the fiscal year ended December 31, 2007, except that a late report was filed by Mr. Adams with respect to the gifting of 4,000 shares to the Howell-Adams Foundation on December 31, 2007.  The transactions were reported to the Securities and Exchange Commission (the “SEC”) on January 23, 2008.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2007.

The audit committee also discussed with the independent auditors, BKD, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee received the written disclosures and the letter from BKD, LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3600T and discussed with BKD, LLP the independence of that firm.

Based on the review and discussion referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

This audit committee report is submitted by the audit committee of the Board of Directors:

Ray Anthony Sparks, Chairman	Steven L. Grissom
Charles A. Adams	Daniel E. Marvin, Jr.
Kenneth R. Diepholz	Gary W. Melvin
Joseph R. Dively	Sara Jane Preston

FEES OF INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by BKD, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2007 and 2006, the audit of the Company’s internal control over financial reporting as of December 31, 2007 and 2006, and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for 2007 and 2006 were $187,380 and $183,700 respectively.

Audit-Related Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for audit-related services for the fiscal years ended December 31, 2007 and 2006 (namely, consent for the Company’s S-8 filing, employee benefit plan audit and FHLB audit) were $18,140 and $40,330 respectively.

The aggregate fees billed for professional services rendered by KPMG LLP (the Company’s independent auditor from 1992 through July 26, 2005) for audit-related services for the fiscal year ended December 31, 2007 (namely, providing its consent with respect to the Company’s Registration Statement on S-8 filed with the SEC on December 14, 2007) were $4,500.

Tax Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for the fiscal years ended December 31, 2007 (namely preparation of consolidated tax return and tax advice) and 2006 (namely review of consolidated tax return and tax advice) were $28,530 and $7,350 respectively.

All Other Fees. For the fiscal years ended December 31, 2007 and 2006, no fees were billed for products or services provided by BKD, LLP other than the foregoing.

The audit committee pre-approves all auditing services and permitted non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee preapproved all services performed by the independent auditors in 2007.

INDEPENDENT PUBLIC ACCOUNTANTS

BKD, LLP acted as independent certified public accountants of the Company and its subsidiaries for the fiscal years ending December 31, 2007 and 2006.  BKD, LLP has served as the Company's independent auditors since July 26, 2005.

A representative from BKD, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.  The Company has not yet appointed its independent auditors for the fiscal year ending December 31, 2008.  Historically, the Company appoints it independent auditors at its April meeting of the Board of Directors and expects to continue to follow that schedule for 2008.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This compensation committee report is submitted by the compensation committee of the Board of Directors:

Kenneth R. Diepholz, Chairman	Steven L. Grissom
Charles A. Adams	Gary W. Melvin
Joseph R. Dively	Sara Jane Preston
Ray Anthony Sparks

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives and philosophy underlying the Company’s executive compensation program and the material elements of the compensation paid to the Company’s executive officers, including the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”).

Executive Compensation Objectives

The Company’s compensation objectives with respect to its named executive officers are to:

•	Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.

•	Enable the Company to attract and retain the best available executive talent.

•	Reward individual performance and contributions to the Company.

Setting Executive Compensation

The compensation committee attempts to meet these objectives by providing a mix of key compensation elements that include base salary, annual cash incentives and equity-based compensation.  In setting aggregate compensation for each of the named executive officers, the compensation committee first establishes appropriate levels of base salary for the executives, then establishes the opportunity for the executives to earn additional compensation through annual cash incentives and longer-term equity compensation. The amount of such additional compensation varies with base salary and, in the case of annual cash incentives, is also conditioned on attainment of both individual and corporate performance measures.  The Company also provides retirement benefits, severance and change in control benefits, and a limited number of perquisites and other personal benefits.

The compensation committee uses the key elements of compensation to meet the objectives of its executive compensation program as follows:

Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.   The compensation committee has used stock options as a way to unify the interests of the executives and stockholders.  Issuing options that have a 10 year term and incrementally vest over time, but only so long as the executive remains employed by the Company, encourages an executive to increase the Company’s stock value over time.  The compensation committee granted 32,000 options to certain executives of the Company during 2007. The compensation committee also bases a significant portion of an executive’s cash incentive on attainment of certain earnings per share levels, which encourages the executive to work to increase stock value.

Enable the Company to attract and retain the best available talent.  In order to achieve this objective, the compensation committee believes it must pay compensation that is competitive.  As described below, the compensation committee reviews and monitors the compensation paid by companies that are comparable to the Company to ensure that compensation packages are competitive.

Reward individual performance and contributions to the Company.  The compensation committee’s evaluation of the individual performance of each executive affects his or her compensation.  Individual performance is an important factor in determining base salary, which in turn affects the amount of cash incentive compensation that can be earned.  Individual performance is also a component of the cash incentive compensation.

The compensation committee makes all compensation decisions for the CEO and all other executive officers of the Company.  The CEO annually reviews the performance of each executive officer and makes recommendations to the compensation committee.  The compensation committee considers the CEO’s recommendations when making its final compensation decisions for all executives other than the CEO.  Although the compensation committee has the discretion to make all final decisions, the recommendation of the CEO is an important factor.

Key Elements of Compensation

Base Salary

Each year the compensation committee reviews salary data of the top paid executives of other comparable banking institutions.  This data includes salary surveys prepared by the Illinois Bankers Association and the accounting firm of Crowe Chizek and Company LLC, as well as compensation information obtained from proxy statements, of publicly traded banks in non-urban markets in the upper Midwest who directly compete with the Company or who have market capitalization comparable to that of the Company (the banks included in the 2007 analysis ranged in size from approximately $500 million to $2.6 billion in assets).  These institutions frequently recruit individuals for senior executive positions requiring similar skills and backgrounds to the individuals recruited by the Company.  The compensation committee uses this information as a general guide in establishing the base salaries of the named executive officers.  The compensation committee also considers each executive’s current salary, his or her individual performance, the financial performance of the Company, the anticipated difficulty of replacing the executive with a person of comparable experience and skill, and the recommendation of the CEO.

Based on these guidelines and factors, the compensation committee concluded that adjustments were necessary in order to keep compensation for named executive officers, and particularly the CEO, competitive. In 2007, the compensation committee established the CEO’s base salary for 2007 at $275,000.  The salaries paid to the other named executive officers are set forth in the “Salary” column of the Summary Compensation Table in this proxy statement.  The named executive officers received the following raises beginning February 1, 2007:  Mr. Rowland (the CEO): $50,000; Mr. Taylor: $12,000, Mr. Hedges: $8,000, and Ms. Allenbaugh: $3,000.  Mr. LeFebvre joined the Company on April 22, 2007 with an annual base salary of $135,000.

In 2008, annual salaries were approved as follows:  Mr. Rowland: $290,000; Mr. Taylor:  $150,000; Mr. Hedges: $173,000; Mr. LeFebvre: $135,000; and Ms. Allenbaugh: $130,000.

Annual Cash Incentives

The named executive officers (other than Mr. LeFebvre) are eligible to participate in the Company’s Incentive Compensation Plan, which is designed to reward the executives in increasing Company profitability and achieving individual accomplishments which create stockholder value.  The corporate component of the plan is intended to reflect the Company’s philosophy that stockholders should first receive a certain amount of increased value before the executives receive any cash incentive compensation.  The plan therefore uses fully diluted earnings per share (EPS) as the metric to determine this amount of annual profitability improvement.  The plan is operated as follows:

•
At the beginning of each year, the compensation committee determines the amount of cash incentive each named executive officer is entitled to receive as a percentage of base salary.  The compensation committee also determines the portion of the incentive opportunity that is based on the EPS component (the remaining portion being based on individual performance goals).  The amounts established for 2007 were as follows:

Executive	% of Salary Payable as Cash Incentive	% of Cash Incentive Tied to EPS
Mr. Rowland	50%	100%
Mr. Taylor	35%	100%
Mr. Hedges	35%	75%
Ms. Allenbaugh	20%	100%

The percentage of salary payable as cash incentive is consistent with the amounts specified in each named executive officer’s employment agreement. Mr. LeFebvre was not eligible to participate in the Company’s Incentive Compensation Plan during 2007 because he was not employed by the Company as of January 1, 2007 (employment on the first day of a calendar year is a requisite for eligibility for a bonus for the year).

•
At the same time, the compensation committee establishes the EPS target using the prior year’s EPS as a starting point.  In 2006, the Company’s EPS was $1.51 (adjusted for stock split which occurred in June 2007).  Using this amount as a base line, the compensation committee determined the following 2007 criteria:

•	“Minimum” EPS of $1.53: If 2007 EPS is below $1.53, no cash incentive compensation will be paid to any executive.
•	“Threshold” EPS of $1.55: Attainment of this level results in executives receiving 25% of their cash incentive opportunity.
•	“Budget” EPS of $1.59: Attainment of this level results in executives receiving 60% of their cash incentive opportunity.
•	“Maximum” EPS of $1.65: Attainment of this level results in executives receiving 100% of their cash incentive opportunity.

The compensation committee has the discretion to pay a prorated portion of the cash incentive opportunity for attainment of EPS levels between minimum, threshold, budget and maximum, or for attainment of EPS levels above maximum.

Operations for 2007 resulted in EPS of $1.57.  The compensation committee exercised its discretion to pay a pro rata amount to reflect attainment of EPS between the threshold and budget attainment levels, which resulted in executives receiving 43% of their bonus opportunity based on the EPS component.

The remaining 25% portion of the cash incentive opportunity for Mr. Hedges was based on achievement of individual objectives related to his customer contact responsibilities.  Each of the four individual objectives had a weighting of 25%:  increase in loans, increase in number of deposit accounts, increase in number of households with four or more accounts and maintaining asset quality. Mr. Hedges attained an aggregate of 35% of his individual objectives for 2007.

Mr. LeFebvre's employment agreement provided for a separate bonus arrangement whereby he would receive an annual bonus of up to 25% of salary based on the profitability of the trust and wealth management division, and a quarterly bonus of 25% of the estimated first year revenues the Company is likely to receive from each new trust and wealth management relationship that he develops. However, Mr. LeFebvre agreed to forego the annual bonus portion of the arrangement for 2007 and agreed to a bonus arrangement beginning January 1, 2008 that includes participation in the Incentive Compensation Plan at a 25% salary level as well as continuation of the quarterly bonus as described above.  His employment agreement has been amended to reflect this arrangement.

Equity Compensation

The compensation committee has granted long-term equity compensation in order to motivate executives to increase stockholder value over the long term and more closely link the financial interests of the Company’s executives with those of its stockholders.  From 1997 through 2004 the compensation committee paid selected named executive officers equity compensation in the form of stock options granted under the Company’s 1997 Stock Incentive Plan.  The options have a 10 year term and vest ratably over a four year period.  The number of options awarded to each executive was intended to be proportionate to the individual’s responsibility to influence the strategic direction of the Company and create stockholder value.  The compensation committee believes that the stock options have served their intended purposes as the profitability of the Company and the value of the Company’s stock increased significantly during this period. The compensation committee did not issue any stock options during 2005 or 2006 because of the numerous uncertainties surrounding the financial accounting treatment of options and the potential effect of new accounting rules. These issues were resolved, and in 2007, the Board approved a new 2007 Stock Incentive Plan which was approved by stockholders at the Company’s 2007 annual meeting.

In December 2007, the Stock Incentive Plan committee (made up of Messrs. Adams, Melvin and Sparks and Ms. Preston) awarded selected executive officers, including the named executive officers, equity compensation in the form of stock options. The compensation committee did not use a formulaic approach in determining the number of options granted to the executives, but took into account historic grants, Company performance and individual level of responsibility.  Accordingly, Mr. Rowland was awarded 5,000 stock options and all other named executives were awarded 3,000 stock options.  These options have an exercise price equal to the closing price of the common stock on the date of grant, have a maximum term of ten years and vest ratably over a four-year period.

Retirement Plans

The Company sponsors various retirement plans that cover eligible employees, including certain named executive officers. The Company believes that these benefits are a valuable incentive for attracting and retaining top executives.

401(k) Plan

The Company’s 401(k) plan is a tax-qualified retirement plan the covers all employees generally, including the named executive officers.  An employee can elect to defer a percentage of his or her compensation on a pre-tax basis, up to a maximum in 2007 of $15,500, or $20,500 if age 50 or over, and the Company contributes a matching contribution of up to 2% of the employee’s deferral contributions.  The Company also provides a discretionary annual contribution equal to 4% of each eligible employee’s compensation, regardless of whether the employee makes elective deferral contributions.  (Amounts paid to the plan reflect the Internal Revenue Code’s limit on the amount of compensation that can be taken into account in determining contributions, which was $225,000 in 2007.)  The Company’s contributions under the Plan on behalf of each named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deferred Compensation Plan

The Deferred Compensation Plan is a non-qualified retirement plan that covers selected employees, including the named executive officers.  The plan provides higher paid employees with the opportunity to defer compensation in addition to compensation that can be deferred under the 401(k) plan. For each calendar year, each executive can defer a portion of his or her salary and cash incentive opportunity.  The deferred amounts are invested in Company common stock and are paid to the executive in shares of common stock after termination of employment.  The Company does not contribute to this plan.  The Deferred Compensation Plan is described in greater detail in the “Non-Qualified Deferred Compensation” section of this proxy statement.

Supplemental Executive Retirement Plan

The Company provides supplemental retirement benefits to selected executives under its Supplemental Executive Retirement Plan (the “SERP”).  To date, the Company has only extended participation in the SERP to individuals designated as CEO, and the current CEO is the only active participant in the SERP.  The SERP, which is a non-qualified defined benefit pension plan, provides the CEO with an annual benefit of $50,000 payable to him or his beneficiary for 20 years following his retirement at age 65.  The benefit is reduced if he retires early.  (The Company maintains, and is the beneficiary of, a life insurance policy covering the CEO, which will continue past his retirement and could provide funding for this benefit.)  The SERP is described in greater detail in the “Pension Benefits” section of this proxy statement.

Employment Agreements

The Company has employment agreements with certain of its executives, including each named executive officer.  The agreements provide for a minimum base salary which cannot be reduced, and a maximum cash incentive opportunity.  The agreements also provide for severance benefits upon certain terminations of employment.  If the named executive officer’s employment is terminated by the Company without cause, he or she is entitled to continued payment of base salary for 12 months and continued health coverage for the severance period.  If following a change in control of the Company, either the named executive officer’s employment is terminated by the Company without cause, or the named executive officer terminates his or her employment due to a reduction in base salary or a substantial diminution of his or her position or responsibilities, the named executive officer is entitled to continued payment of base salary for 12 months (24 months for Mr. Rowland and Mr. Taylor and a lump sum payment equal to 24 months of base salary for Mr. Hedges), a lump sum payment equal to the cash incentive paid for the prior year, and continued health coverage for 12 months (24 months for Mr. Taylor).  The agreements contain restrictive covenants that prohibit the named executive officers from disclosing confidential information and from competing with the Company.  The employment agreements are described in greater detail in the “Potential Payments Upon Termination or Change in Control of the Company” section of this proxy statement.

The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top executives.  The Company also believes that in the event of an extraordinary corporate transaction, the agreements could prove important to the Company’s ability to retain top management through the transaction process.

Perquisites and Other Benefits

The Company provides limited perquisites and other benefits to its executives.  Messrs. Rowland, Hedges and LeFebvre have Company-owned automobiles pursuant to their employment agreements. The determination as to whether a Company-owned car is appropriate for an executive is based on the amount of business travel undertaken by the executive and the relative cost involved.  The Company also pays for annual country club membership dues for Messrs. Rowland, Hedges and LeFebvre.  Because no named executive officer had perquisites that exceeded $10,000 in the aggregate, they are not reported in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year, but contains an exception for “performance-based compensation.”  Annual salary, by its nature, does not qualify as performance-based compensation under Section 162(m), and the Company’s annual cash incentive payments do not qualify as performance-based compensation.  Stock options granted by the Company do qualify as performance based compensation.  Due to the amounts and forms of compensation currently paid to the Company’s executive officers, the tax deductibility of such compensation under Section 162(m) is not an important factor at this time in making compensation decisions.

2007 SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company during the years ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)(1)	($)(2)	($)	($)	($)
William S. Rowland Chairman, President & Chief Executive Officer	2007	271,154	18,636	59,125	43,725(3)	13,500(4)	406,140
	2006	225,000	43,008	67,500	39,945	27,208(4)	402,661
Michael L. Taylor Executive Vice President & Chief Financial Officer	2007	136,077	6,353	20,619		9,388(5)	172,437
	2006	124,354	14,413	20,391		8,061(5)	167,219
John W. Hedges Executive Vice President	2007	167,385	6,760	24,108		10,590(5)	208,843
	2006	159,577	16,923	36,960		9,725(5)	223,185
Charles A. LeFebvre Vice President	2007	87,588	0	0(6)		0(6)	87,588
	2006	0	0	0(6)		0(6)	0
Laurel G. Allenbaugh Vice President	2007	102,769	3,816	8,858		6,916(5)	122,359
	2006	99,669	9,009	12,500		4,430(5)	125,608

(1) Option Awards.  The amounts in this column represent the Company’s expense for the years ended December 31, 2007 and 2006 with respect to all outstanding options held by each named executive officer, disregarding any adjustments for potential forfeitures, as discussed in Note 15 to the Consolidated Financial Statements contained in the Company’s 2007 and 2006 Forms 10-K.  There was no expense recorded for options awarded in December 2007; this expense recognition begins January 1, 2008.

(2) Non-Equity Incentive Plan Compensation.  The amounts in this column are based on performance in 2007 and 2006 and reflect the amounts actually paid in February 2008 and 2007, respectively, under the Company’s Incentive Compensation Plan.  See “Grants of Plan-Based Awards” section of the Proxy Statement for a discussion of this Plan.

(3) Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The 2007 amount reflects the increase in the present value of Mr. Rowland’s accumulated benefit under the Company’s SERP from December 31, 2006 to December 31, 2007, and the 2006 amount reflects such increase from December 31, 2005 to December 31, 2006.

(4) All Other Compensation – Mr. Rowland.  The 2007 amount represents the Company’s contributions to its 401(k) Plan on behalf of Mr. Rowland.  The 2006 amount represents the Company’s contributions to its 401(k) Plan of $13,208 and compensation received for services as a director of the Company for 2006 of $14,000.  Beginning in 2007, Mr. Rowland no longer receives separate director fees, and such amount is now considered a component of his salary.

(5) All Other Compensation. These amounts represent the Company’s contributions to its 401(k) Plan during the applicable annual period on behalf of each named executive officer.

(6) Named Executive Officer. Mr. LeFebvre joined the Company on April 22, 2007 and was therefore not eligible to participate in the Incentive Compensation Plan or the 401(k) Plan until 2008.

Employment Agreements.  The Company is a party to employment agreements with each of the named executive officers that provide for certain compensation and benefits during employment:

Mr. Rowland:  The employment agreement with Mr. Rowland has a term through December 31, 2010 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 50% of base salary, (iii) participation in the Company's SERP that provides an annual retirement benefit of $50,000 upon retirement at age 65, (iv) participation in the Company's Deferred Compensation Plan and 2007 Stock Incentive Plan, (v) use of a Company owned or leased automobile and payment of annual country club membership dues, and (vi) other benefits made available to Company executive or management employees.

Mr. Taylor:  The employment agreement with Mr. Taylor has a term through April 30, 2010 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, and (iv) other benefits made available to Company executives or management employees.

Mr. Hedges:  The employment agreement with Mr. Hedges has a term through September 30, 2008 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company's Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and payment of  annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. LeFebvre: The employment agreement with Mr. LeFebvre has a term through April 30, 2010 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) an annual bonus of up to 25% of base salary based upon the profitability of the Trust and Wealth Management Division, and a quarterly bonus equal to 25% of the estimated annual revenues the Company is likely to receive during the first year each new trust and wealth management relationship that he develops, (iii) participation in the Company’s Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and payment of annual country club membership dues, and (v) other benefits made available to Company management employees.

Notwithstanding the provisions in the employment agreement regarding bonus, Mr. LeFebvre agreed to forego the annual bonus for 2007.  He also agreed to a bonus arrangement beginning in 2008 that includes participation in the Incentive Compensation Plan at a 25% of salary level as well as continuation of the quarterly bonus of 25% of the estimated first year revenues the Company is likely to receive from each new trust and wealth management relationship that he develops.  Mr. LeFebvre’s employment agreement was amended in February 2008 to reflect this arrangement.

Ms. Allenbaugh:  The employment agreement with Ms. Allenbaugh has a term through April 30, 2010 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 20% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, and (iv) other benefits made available to Company management employees.

First Retirement and Savings Plan (“401k plan”).  The Company has a tax-qualified defined contribution retirement plan that covers all employees generally and provides for base contributions by the Company of 4% of compensation and a matching contribution by the Company of up to 50% of the first 4% of employee contributions.

GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to estimated payouts under non-equity incentive plans in 2007.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Numbers of Securities	Exercise or Base Price of	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Underlying Options (#)(2)	Option Award ($/Sh)	Option Awards(3)
William S. Rowland	12/12/06	34,375	82,500	137,500	5,000	$26.10	$20,743
Michael L. Taylor	12/12/06	11,988	28,770	47,950	3,000	$26.10	$15,293
John W. Hedges	12/12/06	14,700	35,280	58,800	3,000	$26.10	$13,629
Charles A. LeFebvre(4)	n/a	0	0	0	3,000	$26.10	$15,293
Laurel G. Allenbaugh	12/12/06	5,150	12,360	20,600	3,000	$26.10	$9,219

(1)
Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.  Payouts under the Company’s Incentive Compensation Plan were based on performance in 2007, which has now occurred.  Thus, the information in the “Threshold,” “Target” and “Maximum” columns and the related footnotes reflect the range of potential payouts when the performance goals were set in December, 2006.  The amounts actually paid under the Company’s Incentive Compensation Plan for 2007 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	All Other Option Awards: Number of Securities Underlying Options. This column shows the number of shares that may be issued to the named executive officer on exercise of stock options granted in 2007.

(3)	Grant Date Fair Value of Option Awards. This column shows the grant date fair value of awards of stock options made in 2007 to the named executive officers computed in accordance with FAS 123(R).

(4)	Mr. LeFebvre joined the Company on April 22, 2007. Because he was not employed on January 1, 2007, he was not eligible to receive any payment from the Incentive Compensation Plan.

Non-Equity Incentive Plan Compensation.  The Company maintains the Incentive Compensation Plan, which is a cash-based incentive plan designed to reward executives for producing incremental increases in Company profitability and for individual accomplishments which create shareholder value.  The Company uses fully diluted earnings per share (EPS) as the metric to determine the Company profitability component.  The Company has used EPS as the primary metric for over ten years.  At the beginning of 2007, the compensation committee identified individuals eligible to participate in the Plan during 2007.  The committee also determined the amount of bonus each executive was entitled to receive, expressed as a percentage of base salary, and the portion based on the EPS component.  Mr. Rowland’s bonus opportunity was set at 50% of salary, Mr. Taylor’s and Mr. Hedges’ bonus opportunity was set at 35% of salary and Ms. Allenbaugh had a bonus opportunity of 20%.  Mr. Rowland, Mr. Taylor and Ms. Allenbaugh had 100% of their bonus opportunity linked to the EPS component and Mr. Hedges had 75% of his bonus opportunity linked to the EPS component.

   The Committee set the following targets for EPS:

“Minimum”	$1.53.	Unless this level is attained, no bonus opportunity is paid.
“Threshold”	$1.55.	Attainment of this level results in receipt of 25% of the executive’s bonus opportunity.
“Budget”	$1.59.	Attainment of this level results in receipt of 60% of the executive’s bonus opportunity.
“Maximum”	$1.65.	Attainment of this level results in receipt of 100% of the executive’s bonus opportunity.

At the compensation committee’s discretion, a prorated portion of the bonus opportunity can be earned for EPS performance between the minimum, threshold, budget and maximum and for EPS performance above maximum.

Operations for 2007 resulted in EPS of $1.57. The compensation committee exercised its discretion to pay a pro rata amount to reflect attainment of EPS between the threshold and budget attainment levels, which resulted in executives receiving 43% of their bonus opportunity based on the EPS component.

The remaining portion of each named executive officer’s bonus opportunity, if any, is based on achievement of individual objectives.  See “Cash Incentives” in the Compensation Discussion & Analysis Section of this Proxy Statement.  The chief executive officer recommends individual goals to the compensation committee for each named executive other than himself.  The compensation committee sets the individual goals for the chief executive officer, although for 2007 all of his bonus opportunity was based on EPS. In 2007, only Mr. Hedges had individual components to his bonus opportunity, and he achieved them at a 35% level.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth the information for each named executive officer with respect to each grant of stock options outstanding as of December 31, 2007. All share and per share amounts have been adjusted to reflect the 3-for-2 stock split effective June 29, 2007.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

William S. Rowland	6,750	0	10.37	12/15/08
	18,562.50	0	10.22	12/13/09
	8,437.50	0	8.37	12/18/10
	20,250	0	10.67	12/18/11
	18,000	0	12.11	12/16/12
	13,500	4,500(1)	20.67	12/16/13
	9,000	9,000(2)	27.33	12/14/14
	0	5,000(3)	26.10	12/11/17

Michael L. Taylor	1,264.875	0	8.37	12/18/10
	5,062.50	0	10.67	12/18/11
	5,062.50	0	12.11	12/16/12
	3,796.875	1,265.625(1)	20.67	12/16/13
	2.531.25	2,531.25(2)	27.33	12/14/14
	0	3,000(3)	26.10	12/11/17

John W. Hedges	6,750	0	10.22	12/13/09
	5,062.50	0	8.37	12/18/10
	5,062.50	0	10.67	12/18/11
	7,312.50	0	12.11	12/16/12
	5,484.325	1,828.125(1)	20.67	12/16/13
	3,656.25	3656.25(2)	27.33	12/14/14
	0	3,000(3)	26.10	12/11/17

Charles A. LeFebvre	0	3,000(3)	26.10	12/11/17

Laurel G. Allenbaugh	843.75	0	10.67	12/18/11
	1,686.75	0	12.11	12/16/12
	2,531.25	843.75(1)	20.67	12/16/13
	1,687.50	1,687.50(2)	27.33	12/14/14
	0	3,000(3)	26.10	12/11/17

(1) These options became fully exercisable on January 1, 2008.

(2) One-half of these options became fully exercisable on January 1, 2008 and one-half become fully exercisable on January 1, 2009.

(3) One-fourth of these options become fully exercisable on January 1, 2009, one-fourth become fully exercisable on January 1, 2010, one-fourth become fully exercisable on January 1, 2011 and one-fourth become fully exercisable on January 1, 2012.

OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to the exercise of stock options during 2007 by each named executive officer and the amount realized upon such exercise.

	Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)(1)
William S. Rowland	6,750	119,340
Michael L. Taylor	1,268	24,463
John W. Hedges	0	0
Charles A. LeFebvre	0	0
Laurel G. Allenbaugh	2,532	44,483

(1) Represents the difference between the closing market price of the common stock at the date of exercise and the option exercise price, multiplied by the number of shares covered by the options exercised.

PENSION BENEFITS

This table sets forth information relating to the defined benefit pension benefits provided under the Company’s SERP.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William S. Rowland	SERP	17(1)	385,239(2)	0

(1)
The number of years of service credited to Mr. Rowland under the SERP, computed as of December 31, 2007, which is the same measurement date used for financial statement reporting purposes in the Company’s 2007 Form 10-K.

(2)
The actuarial present value of Mr. Rowland’s accumulated benefits under the SERP, computed as of the same December 31, 2007 measurement date used for financial statement reporting purposes in the Company’s 2007 Form 10-K.  This number amount represents the present value of receiving $42,500 per year (his current accrued benefit) for 20 years, beginning in March 2012 when Mr. Rowland attains age 65 and is entitled to begin receiving unreduced benefits.  A discount rate of 6% was used to determine the present value.

The SERP is a non-qualified pension plan that provides benefits to senior management employees recommended by the President of the Company and designated by the compensation committee.  Mr. Rowland is the only employee who  is currently eligible to participate in the SERP.  The SERP provides for Mr. Rowland to receive an annual benefit of $50,000 (payable in monthly installments) for a 20-year period following his termination of employment at age 65.  The benefit accrues at a rate of 5% per year beginning with Mr. Rowland’s date of hire, with a fully accrued benefit at age 63.  As of December 31, 2007, Mr. Rowland had accrued a SERP benefit equal to $42,500 per year.

Mr. Rowland can elect to receive the portion of his SERP benefit accrued prior to 2005 following his termination of employment and prior to age 65, in which case the accrued benefit will be reduced by 0.0083% for each  month the benefit is paid prior to age 65.  Mr. Rowland can also elect to defer payment of his entire benefit past retirement at age 65 or to have the benefit paid in a lump sum instead of monthly installments.  Any elections must be made in accordance with the terms of the SERP.

In the event of Mr. Rowland’s disability (as defined in the Plan), the full accrued benefit of $50,000 per year will be paid for 20 years to Mr. Rowland, beginning at age 65.  In the event of Mr. Rowland’s death, benefits will be paid to a designated beneficiary as described in the SERP.  Upon termination of the SERP, Mr. Rowland’s full accrued benefit will be paid to him, in accordance with the distribution provisions of the SERP as discussed above.

The SERP contains provisions whereby Mr. Rowland forfeits any right to benefits if he is terminated for “cause” (as defined in the SERP), if during employment or the two-year period following employment he engages in competition with the Company or interferes with business relationships of the Company, or if he discloses confidential information about the Company.

NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s benefit under the Company’s Deferred Compensation Plan (“DCP”).

Name	Executive Contributions In Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)	($)	($)(2)	($)	($)(3)
William S. Rowland	0	0	(4,982)	0	162,855
Michael L. Taylor	0	0	0	0	0
John W. Hedges	17,609(1)	0	(3,510)	0	119,370
Charles A. LeFebvre	0	0	0	0	0
Laurel G. Allenbaugh	0	0	0	0	0

(1) This amount is included in the Summary Compensation Table for the prior year because it is a deferral of a portion of the bonus earned for 2006.

(2) The earnings reported in this column are not reported on the Summary Compensation Table.

(3) The amounts in this column have previously been reported as compensation on the Summary Compensation Tables for prior years, except for the following amounts of earnings or deferrals included in the account balances:  Mr. Rowland:  $109,488 (includes earnings and deferrals of director fees which were not previously reported on the Summary Compensation Table); Mr. Hedges:  $46,543 (includes earnings).

Non-Qualified Deferred Compensation.  The DCP is a nonqualified defined contribution plan that covers certain eligible employees and directors, including the named executive officers.  For each calendar year, the named executive officers can defer 5%, 10% or 15% of their base salary and/or 25% increments of their cash incentive compensation.  The deferred amounts are deposited into a rabbi trust and credited to a DCP account established for the executive as soon as practicable after the date they would otherwise have been paid to the executive.  Such amounts are invested in the Northern Institutional Prime Obligation Fund #887 until the next quarterly window trading period established by the Company, at which point each executive’s account balance is invested in shares of common stock of the Company.  Dividends paid on common stock are credited to the executive’s DCP account and invested in additional shares.  The Northern Institutional Prime Obligation Fund #887 had an annual return for 2007 of 4.91%.  The Company’s common stock had an annual return for 2007 of -2.90%.

An executive is 100% vested in his or her DCP account at all times.  An executive’s DCP account is paid to him or her in five annual installments beginning on the March 15 following the date the executive terminates employment, provided that the Board in its sole discretion can decide to pay the portion of the DCP account earned as of December 31, 2004 in a lump sum payment.  An executive may also request at any time a distribution from the DCP account of an amount necessary to satisfy an unforeseeable emergency.  In the case of the death of an executive, the DCP account will be paid to his or her designated beneficiary in a single payment.  Upon a Change in Control of the Company (as defined in the Plan), each executive’s DCP account will be paid in an immediate lump sum.  All distributions are in full shares of common stock, and cash for fractional shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

The Company provides certain benefits to eligible employees, including the named executive officers, upon certain terminations of employment or a change in control of the Company.  These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Employment Agreements

The employment agreements with the named executive officers provide benefits to them upon certain types of termination of employment during the term of the agreement.  The incremental benefits payable to the named executive officers include the following:

•	If the executive’s employment is terminated by the Company for other than “cause” (and a Change in Control of the Company has not occurred), the executive is entitled to the following:

(i)	Continued payment of the executive’s then current base salary for 12 months.

(ii)
Continued coverage of the executive under the Company’s health plan for the 12 month severance period at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

•
If following a Change in Control of the Company (as defined in the 2007 Stock Incentive Plan), the executive’s employment is terminated by the Company for other than “cause,” or the executive terminates his or her employment because of a decrease in his or her then current salary or a substantial diminution in his or her position and responsibilities, the executive is entitled to the following:

(i)
For Messrs. Rowland, Taylor and Hedges, payment equal to two times the executive’s then current base annual salary.  (Mr. Rowland’s and Mr. Taylor’s payment is to be in the form of continued salary for two years and Mr. Hedges’ payment is to be in an immediate lump sum.)  For Mr. LeFebvre and Ms. Allenbaugh, continued salary for one year.

(ii)	An immediate lump sum payment equal to the incentive compensation earned by or paid to the executive for the immediately preceding fiscal year.

(iii)
Continued coverage of the executive under the Company’s health plan for the first 12 months (the first 24 months for Mr. Taylor) following termination at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

“Cause” means the executive’s (i) conviction (or guilty or no contest plea) for a felony or any crime involving fraud, dishonesty or breach of trust; (ii) performance that would materially and adversely affect the Company’s business; (iii) act or omission that results in a regulatory body to demand the executive to be suspended or removed; (iv) substantial nonperformance of his or her duties; (v) misappropriation or intentional material damage to the Company’s property or business; or (vi) violation of the agreement’s restrictions with respect to confidential information, noncompetition and nonsolicitation.

The agreements contain restrictive covenants that prohibit the executive from (i) disclosing confidential information; (ii) becoming involved with a business similar to that of the Company within any county in which the Company conducts business; and (iii) soliciting for sale or selling competing products or services to any person or entity who was a customer or client of the Company during the last two years of the executive’s employment (or during the last year in the case of named executive officers other than Mr. Rowland or Mr. Hedges).  The restrictive covenants regarding confidential information are indefinite, and the restrictive covenants regarding noncompetition and nonsolicitation continue in effect for two years following the executive’s termination of employment or the end of the term of the agreement (or one year for named executive officers other than Mr. Rowland or Mr. Hedges).

2007 Stock Incentive Plan

The Company’s 2007 Stock Incentive Plan provides that upon a termination of employment for any reason other than death, disability or retirement, an executive’s outstanding and then vested stock options can be exercised for six months following termination (three months for incentive stock options), and upon a termination of employment due to death, disability or retirement (as defined in the Plan) an executive’s outstanding and then vested stock options can be exercised for 12 months following such termination (six months following retirement for an incentive stock option).  The Plan also provides that upon a Change in Control of the Company (as defined in the Plan), all outstanding awards will become fully vested and exercisable.

2007 Potential Severance Payments

The table set forth below quantifies the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control of the Company occurred and the executives subsequently become eligible for benefits following a termination of employment on December 31, 2007.

Change in Control
Name:	William S. Rowland	Michael L. Taylor	John W. Hedges	Charles A. LeFebvre	Laurel G. Allenbaugh
Base Salary:	$550,000	$274,000	$336,000	$135,000	$103,000
Incentive Compensation(1:	$67,500	$20,391	$36,960	$0	$12,500
Continued Health Coverage(2:	$2,974	$5,948	$2,974	$2,974	$2,974
Value of Vesting of Unvested Stock Options(3):	$24,225	$6,813	$9,841	$0	$4,542

No Change in Control
One Time Base Salary:	$275,000	$137,000	$168,000	$135,000	$103,000
Continued Health Coverage(4)	$2,974	$2,974	$2,974	$2,974	$2,974

(1) Represents amount equal to amount earned by or paid to executive in preceding year (paid February 9, 2007)

(2) Represents the Company’s portion of premiums paid for the executive’s coverage during the applicable severance period.

(3)
The value of the options that vest upon a change in control occurring on December 31, 2007 is based on the positive difference between the applicable  exercise price and the closing market price of the common stock on December 31, 2007 ($26.05).

(4) Represents the Company’s portion of premiums paid for the executive’s coverage during the 12-month severance period.

DIRECTOR COMPENSATION

Non-employee directors of the Company received a $3,750 quarterly retainer for their services.  Directors of the Company were not granted any form of stock-based compensation in 2007.  Non-employee directors can also elect to receive health coverage under the Company’s group health plan, in which case the Company pays all of the required premiums.

Audit committee members received $500 for each audit committee meeting attended in 2007.  The audit committee chairman also received a $2,000 annual retainer.  The audit committee financial expert also received a $1,500 annual retainer in 2007.

Compensation committee members received $250 for each compensation committee meeting attended in 2007 and the compensation committee chairman also received a $1,000 annual retainer.

Non-employee directors who also served on the board of directors of the Bank received a $1,500 quarterly retainer fee for such services in 2007.  Non-employee directors who also served on the board of directors of Data Services or Checkley each received $250 per meeting attended in 2007.

This table shows all compensation provided to each non-employee director of the Company in 2007.

	Fees Earned Or Paid in Cash ($)	Option Awards ($)(9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(11)	Total ($)
Charles A. Adams	26,000 (1)	0		0	26,000
Kenneth R. Diepholz	25,750 (2)	0		3,390	29,140
Joseph R. Dively	24,250 (3)	0		0	24,250
Steven L. Grissom	26,600 (4)	0		3,390	29,990
Daniel E. Marvin, Jr.	24,250 (5)	0	(10)	54,782	79,032
Gary W. Melvin	25,500 (6)	0		3,390	28,890
Sara Jane Preston	25,250 (7)	0		0	25,250
Ray Anthony Sparks	27,250 (8)	0		3,390	30,640

(1) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Checkley of $15,000, $6,000, $750 and $500, respectively, and for serving as a member of the audit committee and the compensation committee of $3,000 and $750, respectively.

(2) This amount represents the compensation earned for service as a director of the Company and the Bank of $15,000 and $6,000, respectively, and for serving as a member of the audit committee and the compensation committee of $3,000 and $750, respectively, and for serving as the compensation committee chairman of $1,000.

(3) This amount represents the compensation earned for serving as a director of the Company and the Bank of $15,000 and $6,000, respectively, and for serving as a member of the audit committee and the compensation committee of $2,500 and $750, respectively.

(4) This amount represents the compensation earned for serving as a director of the Company and the Bank of $15,000 and $6,000, respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $500, respectively, and for serving as the audit committee financial expert of $1,500.  Mr. Grissom also received $100 per meeting attended as a member of the trust investment committee.  He received a total of $1,100 for attending 11 of the 12 meetings held in 2007.

(5) This amount represents the compensation earned for serving as a director of the Company, the Bank, and Checkley of $15,000, $6,000, and $250, respectively, and for serving as a member of the audit committee of $3,000.

(6) This amount represents the compensation earned for serving as a director of the Company, the Bank, and Data Services of $15,000, $6,000, and $750, respectively, and for serving as a member of the audit committee and the compensation committee of $3,000 and $750, respectively.

(7) This amount represents the compensation earned for serving as a director of the Company, the Bank, and Checkley of $15,000, $6,000, and $500, respectively, and for serving as a member of the audit committee and the compensation committee of $3,000 and $750, respectively.

(8) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services, and Checkley of $15,000, $6,000, $500 and $500, respectively, for serving as a member of the audit committee and the compensation committee of $2,500 and $750, respectively, and for serving as the audit committee chairman of $2,000.

(9) No options were granted to non-employee directors in 2007.  Because all outstanding options granted in prior years were fully vested when granted, the Company recognized no expense for such options in 2007.  The number of options held by each non-employee director is contained in the footnotes to the stock ownership table on page 2 of this proxy statement.

(10) Mr. Marvin is currently receiving a pension benefit under the SERP equal to $50,000 per year for 20 years (or until 2019).  The present value of his accumulated benefit decreased by $24,446 in 2007, from $436,986 as of December 31, 2006 to $412,541 as of December 31, 2007, as a result of payment of the benefits and the passage of time.  A discount value of 6% was used to determine the present value.

(11) Represents the premiums for health insurance paid by the Company. Mr. Marvin’s amount also reflects the premium for life insurance paid by the Company and $50,000 in payments under his SERP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Various Company policies and procedures, which are generally in writing and which include the Code of Ethics for Senior Financial Management and the Code of Conduct for all employees, annual questionnaires completed by all Company directors and executive officers, and regulatory compliance requirements (including Regulation O, which restricts loans by the Bank to directors, executive officers, principal stockholders and their affiliates and requires approval by the Board of Directors of the Bank for certain such loans), identify to the Company transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules.  Although the Company’s processes vary with the particular transaction or relationship, when such a transaction or relationship is identified, the Board of Directors of the Company or the Bank, or the appropriate committee of the Board of Directors, evaluates the transaction or relationship and approves or ratifies it (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company.  In addition, it is the practice of the Board of Directors of the Company, although not part of a written policy, to review each of the transactions specifically disclosed as a related person transaction in connection with its review of the proxy statement for the annual meeting of stockholders, to the extent any such transaction has not previously been reviewed, applying the same standard.  All of the transactions described below were considered and approved or ratified by the Board of Directors of the Company or the Bank, or the appropriate committee of the Board.

Kenneth R. Diepholz, a director of the Company and the Bank, his sons and entities in which they have ownership interests had extensions of credit from the Bank during 2007.  The table below shows, for certain of these loans or groups of loans to an individual or entity, the amount outstanding at February 1, 2008, the largest amount outstanding during the period from January 1, 2007 to February 1, 2008, the amount of principal paid from January 1, 2007 through February 1, 2008, the amount of interest paid during that period, and the rate of interest payable as of February 1, 2008.

Name of Individual or Entity	Amount Outstanding at February 1, 2008	Largest Amount Outstanding since January 1, 2007	Amount of Principal Paid from January 1, 2007 through February 1, 2008	Amount of Interest Paid from January 1, 2007 through February 1, 2008	Rate of Interest Payable as of February 1, 2008
Ronald R. Diepholz	$190,000.00	$190,000.00	$0.00	$8,633.25	7.75%
Ronald R. Diepholz	$138,843.97	$145,000.00	$6,156.03	$7,811.72	7.50%
Ronald R. Diepholz	$1,803,976.11	$1,837,702.52	$33,726.41	$159,725.16	8.00%
Diepholz Auto Group	$149,125.19	$204,717.42	$55,592.23	$17,207.77	7.25%
Diepholz Auto Group(1)	$290,330.00	$337,300.00	$991,150.00	$8,668.82	6.50%
Ken Diepholz Chevrolet, Inc.(1)	$1,465,133.00	$1,816,638.00	$6,480,071.00	$118,107.07	7.50%

(1)      These are revolving loan facilities.

Directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest had other extensions of credit from the Bank during 2007.  All such extensions of credit were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.  In addition, directors, executive officers, principal stockholders, members of their immediate families and entities in which one or more of them have a  material interest obtained in 2007, and may in the future be expected to obtain, depositary or other banking services, trust, custody or investment management services, individual retirement account services or insurance brokerage services from the Company and its subsidiaries, on terms no less favorable to the Company and its subsidiaries than those prevailing at the time for comparable transactions involving persons unrelated to the Company.

Consolidated Communications Holdings, Inc. and its affiliates provided paging, mobile, long distance/800 and private line services, voice mail, customer premise equipment services and repair services to the Company in the amount of $464,990.  With regard to Consolidated Communications Holdings, Inc., Mr. Grissom has an indirect beneficial ownership, as co-trustee of certain trusts, of 10.7% of its outstanding voting stock, and Mr. Dively is Senior Vice President and beneficial owner of less than 1% of its outstanding voting stock.

Also with respect to Consolidated Communications Holdings, Inc., Checkley co-brokered with Arthur J. Gallagher and Company to provide its property and casualty coverage.  Checkley received a commission of $122,756 in 2007 in respect of the coverage premiums paid by Consolidated Communications Holdings, Inc.

INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS

In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1515 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than December 2, 2008.  Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board has not been informed that other persons intend to present any other matters for action at the annual meeting.  However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

BY ORDER OF THE BOARD OF DIRECTORS

William S. Rowland
Chairman and Chief Executive Officer

Mattoon, Illinois
March 31, 2008